                                   EXHIBIT 12

                                ALEXANDER'S, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(amounts in thousands except ratios)

                                       December 31,   December 31,   December 31,   December 31,   December 31,
                                          2001           2000           1999           1998           1997
                                         --------      --------       --------       --------       --------
Earnings                                 $ 23,901      $  5,197       $  5,524       $ (6,055)      $  7,466

Fixed charges (1)                          22,608        21,563         17,786         16,651         13,749
                                         --------      --------       --------       --------       --------
Income from continuing operation
  before income taxes and
  fixed charges                          $ 46,509      $ 26,760       $ 23,310       $ 10,596       $ 21,215
                                         ========      ========       ========       ========       ========

Fixed charges:
  Interest and debt expense              $ 22,469      $ 21,424       $ 17,647       $ 16,541       $ 13,639
  1/3 of rent expense - interest
   factor                                     139           139            139            110            110
                                         --------      --------       --------       --------       --------
                                           22,608        21,563         17,786         16,651         13,749
Capitalized interest                       19,259        16,731          9,352          7,864          9,079
                                         --------      --------       --------       --------       --------
                                         $ 41,867      $ 38,294       $ 27,138       $ 24,515       $ 22,828
                                         ========      ========       ========       ========       ========

Ratio of earnings to fixed charges           1.11            --             --             --             --

Deficiency in earnings available to
  cover fixed charges                    $     --      $(11,534)      $ (3,828)      $(13,919)      $ (1,613)
                                         ========      ========       ========       ========       ========

Notes:

(1) For purposes of this calculation, earnings before fixed charges consist of earnings plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).